                                EXHIBIT 16.(11)

                         OPINION AND CONSENT OF COUNSEL

March 4, 2004

AEGON/Transamerica Series Fund, Inc
P.O. Box 9015
Clearwater, Florida 33758-9015

Dear Gentlemen:

This opinion is furnished in connection with the proposed filing of an N-14 on behalf of AEGON/Transamerica Series Fund, Inc.

         1. AEGON/Transamerica Series Fund, Inc. has been duly organized, exists in good standing and is authorized to issue shares of "beneficial interest."

         2. The shares of AEGON/Transamerica Series Fund, Inc. to be issued in connection with the Registration Statement have been duly authorized and when issued and delivered as provided in the Registration Statement will be validly issued, fully paid and nonassessable.

I, as legal counsel to AEGON/Transamerica Series Fund, Inc., hereby consent to the filing of this opinion with the N-14 filing.

Very truly yours,

/s/ John K. Carter
------------------
John K. Carter
Vice President, General Counsel &
Secretary